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                                                                     Exhibit 5.1

      [LETTERHEAD OF GREENBERG, GLUSKER, FIELDS, CLAMAN & MACHTINGER LLP]

                               December 28, 2000

Datalink.net, Inc.
1735 Technology Drive, Suite 790
San Jose, CA 95110

         Re:  Registration Statement on Form S-3
              ----------------------------------

Ladies and Gentlemen:

         At your request, we have examined the Registration Statement on Form S-3 to be filed by Datalink.net, Inc. (the "company") with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 3,000,000 shares of the Company's Common Stock, par value $.01 per share (the "Shares").

         As your counsel, we are familiar with the proceedings taken and proposed to be taken in connection with the authorization, issuance and delivery of the Shares, and we have examined such matters of fact and law as we have deemed relevant in connection with this opinion.

         Based upon the foregoing, we are of the opinion that, when issued and sold in the manner set forth in the Registration Statement and in accordance with the resolutions of the Board of Directors of the Company, the Shares will be legally and validly issued, fully paid and non-assessable.

          We consent to the use of this opinion as an exhibit to the Registration Statement and the reference to our firm under the caption "Legal Matters" in the Prospectus that is a part thereof.


                                        Very truly yours,




                                        GREENBERG GLUSKER FIELDS
                                          CLAMAN & MACHTINGER LLP